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                                                                    Exhibit 99.3


FOR IMMEDIATE RELEASE
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     REPUBLIC ANNOUNCES FINANCING AGREEMENT IN PRINCIPLE FOR ASSET SALE PLAN
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         FAIRLAWN, Ohio - May 17, 2002 -- Republic Technologies International
LLC, the nation's leading supplier of special bar quality steel, today announced that RTI Acquisition Corp. (RAC) has secured a new equity partner and an agreement in principle with Republic's existing bank group to finance its transaction. RAC is the company with which Republic has signed a letter of intent to sell its primary assets.

         RAC's new equity partner is Hunt Investment Group, L.P. of Dallas, Texas. Republic's bank group is agented by Fleet Capital, J.P. Morgan Chase and Bank of America. RAC's agreement in principle for financing with the bank group also extends financing for Republic to permit the sale to RAC to be completed.

         RAC now has concluded significant agreements concerning the transaction with Republic, Republic's bank group and Republic's hourly employees as represented by the United Steelworkers of America. These agreements will clear the way for the completion of the bankruptcy process and the sale of the company's primary assets.

         "As we had expected, KPS Special Situations Fund was able to secure a replacement investment partner to proceed with its acquisition," said Joseph F. Lapinsky, Republic's president and chief executive officer. "This again demonstrates the value that exists in Republic's business. The agreement in principle on new financing is an important step in Republic's effort to emerge from Chapter 11 stronger than ever. This will facilitate the business plan developed by RAC, which represents the best course for serving our creditors and customers, saving jobs, protecting our suppliers and benefiting the communities where Republic operates."

         The U.S. Bankruptcy Court in Akron, Ohio, has set a tentative date of Tuesday, May 21 for a status conference on the sale.

         According to the letter of intent signed by RAC and Republic, the transaction is valued at significantly in excess of $450 million. RAC will operate the facilities it expects to acquire under a newly negotiated contract with the United Steelworkers of America. The agreement between RAC and the USWA is credited with facilitating the transaction.

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         RAC expects to operate Republic's primary steelmaking facilities in
Canton and Lorain, Ohio, as well as many of its other facilities. In all, the investors propose hiring approximately 2,500 of Republic's nearly 4,000 employees.

         Hunt Investment Group, L.P.,(www.huntinvestment.com) is a private investment company focused on middle-market direct investments in a variety of industries including manufacturing, distribution, and business services. The group proactively seeks growth capital and management buyout investments requiring up to $50 million of invested equity. Hunt Investment Group, L.P. typically seeks majority or significant minority positions in U.S.-based companies. Hunt Investment Group, L.P. is affiliated with Hunt Consolidated, Inc., a privately held family enterprise directed by Ray L. Hunt with global operations in oil and gas, residential and commercial real estate, electric power, agriculture and private equity investing.

         KPS Special Situations Fund, L.P. (www.kpsfund.com) is a $210 million private equity fund focused on constructive investing in turnarounds, restructurings, bankruptcies and other special situations. Based in New York, KPS seeks to realize significant capital appreciation by making controlling equity investments in companies engaged in manufacturing, transportation and service industries challenged by the need to effect immediate change. This transaction would be the fourth bankruptcy-related acquisition completed by KPS in two years.

         Republic Technologies International, based in Fairlawn, Ohio, is the nation's largest producer of high-quality steel bars. With nearly 4,000 employees and 2001 sales of approximately $1 billion, Republic was included in Forbes magazine's 2001 and 2000 lists of the largest U.S. private companies. Republic has plants in Canton, Massillon, and Lorain, Ohio; Beaver Falls, Pa.; Chicago and Harvey, Ill.; Gary, Ind.; Lackawanna, N.Y.; Cartersville, Ga.; and Hamilton, Ont. The company's products are used in demanding applications in the automotive, agricultural, aerospace, off-highway, industrial machinery and energy industries.

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